Exhibit No. 99.2

For More Information Contact:
Charles Davidson
Drinks Americas, Inc
(203) 762-7000
info@drinksamericas.com

DRINKS AMERICAS ENTERS INTO 15 YEAR SALES AND MASTER DISTRIBUTION AGREEMENT WITH DISTRIBUTOR IN ISRAEL

FIRST $1 MILLION IN ORDERS BEING PRODUCED FOR DECEMBER SHIPMENT

WILTON, CT -- (Market Wire) September 29, 2008 -- Drinks Americas Holdings, Ltd. (OTC BB: DKAM) (“Drinks Americas” or the “Company) announced today that it has entered into a 15 year Exclusive Master Distribution Agreement with H. Pixel International Trade Ltd. for the sale and distribution of the Company’s products in Israel. Under the Agreement, Pixel, as the Company’s exclusive master distributor in Israel, will order no less than approximately $300,000 in Company products per month for the term of the Agreement. Pixel has placed its first order under the Agreement, which calls for approximately $1.1 million in Company products to be produced immediately and shipped by December.

J. Patrick Kenny, the Company’s CEO, said, “This contract provides for a 15 year revenue stream for Drinks Americas and the opportunity for Trump Vodka and our other Drinks Americas brands (including Olifant Vodka which we are in the process of purchasing) to continue to expand internationally. Our new Israeli distribution partners have put in place an exciting marketing plan, and each of the new orders will be supported by letters of credit to assure production and supply without burdening the Company’s capital. This is a very important and dramatic event in our overall plan to expand Drinks America's Icon brands internationally."

In addition to specifically focusing on Trump Super Premium Vodka and Olifant Vodka, the Agreement with Pixel also calls for the purchase and sale of no less than 2400 cases per year of the Company’s Willie Nelson’s Old Whiskey River Bourbon and no less than 2400 cases per year of the Company’s Aguila Tequila. It is also understood that as the Company introduces new products (such as its forthcoming sparkling vodkas and cognac), Pixel will also place orders for such products.

About Drinks Americas

Drinks Americas was founded in 2004 by J. Patrick Kenny, a leading expert in beverage sales and marketing. Mr. Kenny developed his industry expertise in a variety of management positions at the world’s leading beverage companies, including Joseph E. Seagram & Sons and The Coca-Cola Company. He has also acted as advisor to several Fortune 500 beverage marketing companies, and has participated in several major beverage industry transactions.

Exhibit No. 99.2

Drinks Americas develops, owns, markets, and nationally distributes alcoholic and non-alcoholic premium beverages associated with renowned icon celebrities. Drinks Americas' portfolio of premium alcoholic beverages includes Donald Trump's award winning Trump Super Premium Vodka and Willie Nelson's Old Whiskey River Bourbon. The Company’s non-alcoholic brands include the distribution of Paul Newman's Own Lightly Sparkling Fruit Juice Drinks and Flavored Waters. Drinks Americas recently formed a joint venture with Universal Music’s Interscope, Geffen, and A&M Records to develop and market beverage products.

Other products owned and distributed by Drinks Americas include award-winning Damiana Liqueur and Aguila Tequila from Mexico, Cohete Rum Guarana from Panama, and Rheingold Beer. Damiana, Old Whiskey River, Aguila Tequila and Cohete Rum are Gold and Silver Medal award winners respectively from the International Beverage Tasting Institute and the San Francisco International Wine and Spirits Competition. For further information concerning Drinks Americas and the products that they represent, please visit their website at www.drinksamericas.com.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.